UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2007

HealthSouth Corporation

(Exact name of Registrant as specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 14, 2006, HealthSouth Corporation (the “Company” or “HealthSouth”) announced that it would begin exploring a range of strategic alternatives to enhance stockholder value and to reposition its primary focus on the post-acute care sector. Since the Company’s announcement of the foregoing, the following events have occurred:

1.

As previously reported, on March 25, 2007, the Company entered into an agreement to sell its surgery centers division to ASC Acquisition LLC (“ASC”), a Delaware limited liability company and newly formed affiliate of TPG Partners V, L.P. (“TPG”), a private investment partnership. The purchase price consisted of cash consideration of $920 million, subject to certain adjustments, and a contingent option to acquire up to a 5% equity interest in the new company. This transaction closed on June 29, 2007, other than with respect to certain facilities for which approvals for the transfer to ASC had not yet been received as of such date. The net cash proceeds received at closing, after deducting deal and separation costs, purchase price adjustments, and approximately $15.5 million of debt assumed by ASC, approximated $853.3 million.

In connection with the closing, the Company and ASC agreed, among other things, that the Company would retain its ownership interest in certain surgery centers until regulatory approvals for the transfer of such surgery centers to ASC have been received. In that regard, ASC will manage certain operations of such surgery centers until such approvals have been received and the Company and ASC entered into arrangements designed to place them in approximately the same economic position they would have occupied had all regulatory approvals been received prior to closing. Upon receipt of such approvals, the Company’s ownership interest in such facilities will be transferred to ASC. No portion of the purchase price was withheld at closing pending the transfer of these facilities. In the event regulatory approval for the transfer of any such facility is not received within one year, the Company would be required to return to ASC a portion of the purchase price allocated to such facility.

A press release issued by the Company announcing the consummation of this transaction is attached hereto as Exhibit 99.2 and incorporated herein by reference.

2.

As previously reported, on January 27, 2007, the Company entered into an agreement with Select Medical Corporation (“Select Medical”), a privately owned operator of specialty hospitals and outpatient rehabilitation facilities, to sell its outpatient rehabilitation division for approximately $245 million in cash. This transaction closed on May 1, 2007. In connection with the closing of the sale of this division, the Company entered into a letter agreement with Select Medical whereby we agreed, among other things, that we would retain certain outpatient facilities until certain state regulatory approvals for the transfer of such facilities to Select Medical have been received. In that regard, we entered into agreements with Select Medical whereby Select Medical will manage certain operations of the applicable facilities until such approvals have been received. Approximately $24 million of the $245 million purchase price was withheld pending the transfer of these facilities. We expect to receive these additional sale proceeds once regulatory approval is obtained. The net cash proceeds received at closing, after deducting deal and separation costs, purchase price adjustments, and approximately $3.2 million of debt assumed by Select Medical, approximated $204.6 million.

3.

As previously reported, on April 19, 2007, the Company entered into an agreement with an affiliate of The Gores Group, a private equity firm, to sell its diagnostic division for approximately $47.5 million. This transaction is expected to close in the third quarter of 2007. After all estimated deal and separation costs and purchase price adjustments, the Company estimates it will receive approximately $40.1 million in net sale proceeds at closing.

As a result of the foregoing, HealthSouth’s surgery centers, outpatient, and diagnostic divisions were reported in discontinued operations for the quarterly period ended March 31, 2007 in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

In connection with the closing of the transaction to sell the Company’s surgery centers division, which qualifies as a “significant subsidiary” under Regulation S-X promulgated by the SEC, the unaudited pro forma financial information and the accompanying notes thereto presented in this Current Report on Form 8-K have been prepared to illustrate the effects of the disposition of the Company’s surgery centers division on the historical financial position and results of operations of the Company. While the disposition of the outpatient division and the planned disposition of the diagnostic division do not qualify as disposals of significant subsidiaries, the impact of their disposition on the historical financial position and results of operations of the Company have also been included in the accompanying unaudited pro forma financial information and related notes thereto in order to provide the reader with a more meaningful view of the Company going forward.

The foregoing description of the agreement between the Company and ASC relating to the Company’s sale of its surgery centers division is qualified in its entirety by reference to the underlying agreement, a copy of which is attached as Exhibit 2.2 to the Company’s Form 10-Q for the quarterly period ended March 31, 2007. The foregoing description of the agreement between the Company and Select Medical relating to the Company’s sale of its outpatient division is qualified in its entirety by reference to the underlying agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated January 27, 2007 and is incorporated herein by reference. The foregoing description of the agreement between the Company and The Gores Group relating to the sale of its diagnostic division is condensed and does not purport to represent the underlying agreement in its entirety.

Forward-Looking Statements

Certain statements made in this Current Report on Form 8-K are forward looking, reflect the Company’s current intent, belief or expectations, and involve certain risks and uncertainties. These forward-looking statements include, but are not limited to, those factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (“Annual Report”) and other filings with the SEC. The Company’s actual future results may not meet the Company’s expectations. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information

Pursuant to Article 11 of Regulation S-X, the Company is furnishing the following unaudited pro forma condensed consolidated financial information, which is incorporated herein by reference:

(1)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007
(2)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 2006, 2005, and 2004
(3)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2007

(d) Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
Name: John P. Whittington
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated:	July 5, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited pro forma condensed consolidated financial information of HealthSouth Corporation.
99.2	Press release of HealthSouth Corporation dated June 29, 2007.